Exhibit 99.1

CONTACT:	News Media	FOR IMMEDIATE RELEASE
	Kabira Hatland	10/9/07
(303) 277-2555
Paul de la Plante
(303) 277-2555

PETER SWINBURN NAMED PRESIDENT AND CEO

 OF COORS BREWING COMPANY

Mark Hunter Appointed CEO of Coors Brewers Limited

Denver and Montréal, Oct. 9, 2007. — Molson Coors Brewing Company (NYSE; TAP; TSX) today named Peter Swinburn president and chief executive officer of Coors Brewing Company effective Dec. 1.

Swinburn is currently serving as Chief Executive Officer of Coors Brewers Limited, Molson Coors’ European and Asian business unit.  Molson Coors today also named Mark Hunter, currently Chief Commercial Officer of Molson Canada, as CEO of Coors Brewers Limited replacing Swinburn.

“Peter is a seasoned and strong leader, generating significant positive change in our UK business despite an incredibly challenging industry environment,” said Leo Kiely, Chief Executive Officer, Molson Coors.  “He has successfully strengthened Coors Brewers through a strong focus on brands, consumer-driven innovations and marketing strategies, cost reduction, and production efficiencies.”

For the past two years, under Swinburn’s direction, Coors Brewers has generated solid EBIT and margin growth, developed a significant stream of market innovations including C2 — a mid-strength Carling brand, and launched Coors Light successfully in the UK in response to the country’s growing trend toward lighter lagers.

Prior to his current position at Coors Brewers, Swinburn served as President of Coors Brewers Worldwide and was based in Denver. He has been in the beer industry since 1974 and joined Coors during its acquisition of the Bass U.K. business in 2002.

Swinburn is a graduate of the University of Wales with a BSc Honours in Economics and is also a member of the Chartered Institute of Marketing.

Mark Hunter steps into the role as CEO of Coors Brewers with an extensive background in the beer business and many years as a brand builder and strategic leader.

“Mark brings outstanding qualifications to the leadership of our Coors Brewers business team,” said Kiely.  “He has deep knowledge and insight into the U.K. market.  His keen sense of how to market brands in different cultures and his strategic thinking ability will be key to winning in our U.K. business.”

Hunter’s responsibilities currently include all sales and marketing activities across Canada.  He also chairs the Molson Coors Marketing Council, responsible for enterprise-wide thinking on portfolio management, insight and innovation, emerging consumer communication models and marketing capability.  Hunter has nearly 20 years of beer industry experience, beginning with Bass Brewers Ltd. where he held a number of positions of increasing responsibility.

Hunter is a graduate of the University of Strathclyde in Glasgow, Scotland with an Honours Bachelor degree in Marketing and Business Administration.

Molson Coors Brewing Company is one of the world’s largest brewers. It brews, markets and sells a portfolio of leading premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light. It operates in Canada, through Molson Canada; in the U.S., through Coors Brewing Company; in the UK, Europe and Asia, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

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